Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (including its Exhibits, the “Agreement”) is made and entered into as of December 27, 2007 (the “Effective Date”) by and between Allie Mysliwy (the “Executive”) and Safeco Corporation, a Washington corporation (together with its subsidiary companies, successors and assigns, the “Company”). (The Executive and the Company are the “Parties”).

RECITALS

A. The Executive is employed by the Company as Executive Vice President and Chief Business Services Officer, has had significant responsibilities as an executive of the Company and its subsidiaries for more than 25 years, and has served as a member of the senior leadership team of the Company since 1999;

B. In connection with reorganization of the Company’s leadership structure, the Executive has tendered and the Company has accepted Executive’s resignation from the Company and resignation as an officer and employee of the Company and member of the Board of Directors (the “Board”) of the Company’s affiliates; and

C. The Parties have mutually agreed to the final terms and conditions of Executive’s resignation.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Agreement, the Parties agree as follows:

AGREEMENT

1. Continued Employment.

1.1 Employment Period. Under the terms and subject to the conditions of this Agreement, the Executive’s status as an officer and member of the Board shall continue through December 31, 2007 (the “Transition Date”). Between the Transition Date and February 29, 2008 (the “Separation Date”), Executive shall remain an employee of the Company and shall be available to provide services in connection with the transition of his responsibilities. Executive shall be paid his current salary through the Separation Date.

1.2 Group Insurance Benefits Coverage.

(a) Benefits Through Separation Date. The Company shall continue to provide through the Separation Date, coverage to the Executive and his dependents under any group insurance benefits plan under which they were covered on the Effective Date. The Executive shall remain responsible, in accordance with past practice, to pay any amounts chargeable as “employee premium contribution” amounts with respect to any such coverage.

(b) COBRA Benefits. After the Separation Date, the Executive and his dependents shall be eligible for such benefits continuation, or conversion coverage, as may be available under the terms of the Company’s benefits plans or policies, or as may be required under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as subsequently amended (“COBRA”) or other applicable federal or state law. The Company shall pay all premiums for any COBRA coverage properly elected by the Executive for a period of up to 18 months, with such COBRA premium payments treated as imputed income to the Executive. The Company agrees to pay to Executive prior to the end of each calendar year during which COBRA premium payments are made by the Company on the Executive’s behalf, an amount approximating the federal income tax liability on such imputed income based on a formula determined by the Company so that there is no significant federal income tax impact to the Executive as a result of such imputed income.

(c) Post COBRA Benefits. When the Executive attains age 55 in August 2009, the Company agrees to make available to Executive the benefits available under the Company’s retiree medical program (the “Program”), subject to any changes in the terms of the Program as may be made from time to time. Benefit coverage shall be governed, to the extent applicable to the Executive, by the terms of the Program. The Executive agrees to pay a monthly premium for such medical benefits in an amount equal to the full value of such coverage. For the purposes of this Section 1.2(c), the “full value of such coverage” shall mean the equivalent COBRA premium for such coverage.

1.3 Termination of Change in Control Agreement. Effective on the Transition Date, the Change in Control Severance Agreement between the Company and the Executive (“CIC Agreement”) shall terminate and Executive shall relinquish all rights and obligations under the CIC Agreement.

1.4 Eligibility for Other Benefits. As an employee of the Company through the Separation Date, the Executive (a) shall be entitled to participate in any group benefit under the Company’s standard employee benefit plans according to the respective terms thereof, (b) shall be entitled to participate in the Safeco Employees’ Profit Sharing Retirement Plan, Savings Plan, and Cash Balance Plan, as well as any “supplemental” or “excess benefit” plans that relate to such plans, according to the respective terms thereof, and (c) shall be entitled to receive an incentive payment for 2007 under the Leadership Performance Plan at the Executive’s target level subject to Company performance factors (“modified target”), payable on the same date as Leadership Performance Plan incentive payments for 2007 are paid to other Company executives, but in no case later than March 24, 2008.

1.5 Payment for Accrued Sick Leave and Vacation Units. Within five days after the Separation Date, the Company shall pay the Executive for any vested sick leave units and vacation pay accrued, but unused, by him as of the Separation Date, but only to the extent compensable under the Company’s normal sick leave and vacation policies and procedures.

1.6 Reimbursement for Expenses Incurred. The Company shall promptly reimburse the Executive for business expenses reasonably incurred by him on or before the Separation Date, but not submitted for reimbursement at such date, to the extent reimbursable under the Company’s normal expense reimbursement policies and procedures, provided that such expenses are submitted for reimbursement either within fifteen calendar days of the Separation Date , or as promptly as reasonably practicable thereafter, but in no event later than thirty calendar days following the Separation Date.

1.7. Equity Grants

(a) Executive shall be considered an “employee” of Safeco through the Separation Date for compensation purposes and under all employee benefit plans, programs, and arrangements, including without limitation the Safeco Long-Term Incentive Plan of 1997, as amended (the “LTIP”). All stock options granted to Executive under the LTIP, which are fully vested and non-forfeitable as of the Separation Date will be exercisable for three (3) months from the Separation Date, in accordance with the terms of the LTIP.

(b) Unvested Equity. Safeco shall accelerate and fully vest, on the Separation Date, the following Restricted Stock Rights (the “RSRs”):

Grant Date	No. of RSRs
3/10/06	2,620
3/11/05	3,551
2/22/07	8,314

The terms and conditions of the LTIP and Executive’s award agreements, pursuant to which the RSRs were granted, will continue to govern such RSRs. Except for the RSRs, all equity awards granted to Executive that are not fully vested on the Separation Date shall be deemed to have expired without vesting.

2. Separation Payment. As compensation to the Executive, and in consideration of his resignation as an employee and as a director and officer of the Company and the release he is granting in Section 5 below, the Company unconditionally and irrevocably agrees (subject only to the Executive’s not revoking this Agreement during the seven-day revocation period described in Section 11.3) to pay him a payment equal to $1,224,000 (the “Separation Payment”). The Separation Payment will be paid to the Executive on the Separation Date.

3. Attorney and Tax Consultant Fees. Contingent upon the Executive’s execution of this Agreement and the expiration of the seven-day revocation period described in Section 11.3, the Company agrees to pay all attorneys’ and tax consultants’ fees and charges incurred by the Executive on or before the expiration of the Revocation Period in connection with entering into this Agreement, up to a maximum of $10,000 .

4. Resignation.

4.1 Resignation as an Officer and Director and Employee. In consideration of the payments and other compensation described above, the Executive (a) tenders his resignations as an officer and director of the Company and of any and all of its subsidiaries, effective on the Transition Date, and (b) notifies the Company of his resignation as an employee of the Company, effective on the Separation Date.

4.2 No Authority to Act. After the Transition Date, the Executive shall have no further authority to bind the Company to any contract or agreement or to act on its behalf. The Company shall have no obligation to reimburse the Executive for any expenses incurred by him after the Separation Date, except as expressly provided in this Agreement or as otherwise agreed in writing by the Company.

4.3 Return of Materials. No later than seven days after the Separation Date, the Executive shall return all devices and materials in his possession that are owned by the Company and were used by the Executive in the course of his employment. Anything to the contrary notwithstanding, nothing in this Section 4.3 shall prevent the Executive from retaining papers and other materials of a personal nature, including personal diaries, calendars and Rolodexes, information showing his compensation or relating to reimbursement of expenses, information that may be needed for tax purposes, or copies of plans, programs and agreements relating to his employment or compensation.

5. Release and Settlement.

5.1 Release by the Executive. In consideration of the Company’s delivery of the Separation Payment to the Executive in accordance with the terms of Section 2, the Executive hereby releases the Company and its affiliated companies, and the employees, agents, officers, directors and shareholders of any of them, from all claims, demands, actions or causes of action of any kind or nature whatsoever which the Executive may now have or may ever have had against any of them, whether such claims are known or unknown, and including but not limited to the “Claims” as defined in Section 5.2, based upon any matter, cause or thing whatsoever related to or arising out of the Executive’s employment with the Company or the termination thereof, provided, however, that this release shall not apply to any rights (a) relating to indemnification (or advancement of expenses) under this Agreement, the Articles of Incorporation or By-Laws of the Company, or under any applicable insurance policy, or to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive and any released person are jointly liable, (b) arising under, or preserved by, this Agreement, (c) arising after the Separation Date, (d) under any Company stock option, restricted stock right, performance share right, stock purchase, deferred compensation or other similar plan, program, agreement or agreement, (e) under any Company pension, retirement or welfare benefit plan, program, agreement or arrangement or (f) arising out of any investor, account, insurance or client relationship, which rights shall be preserved, unaffected by this release.

5.2 The Claims. For the purposes of this Agreement, “Claims” shall mean claims with respect to any of the following: (a) breach of contract; (b) discrimination, retaliation, or constructive or wrongful discharge; (c) lost wages, lost employee benefits, physical and personal injury, stress, mental distress, or impaired reputation; (d) claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Equal Pay Act, the Washington Law against Discrimination, or any other federal, state or local laws or regulations prohibiting employment discrimination; (e) claims arising under the Employee Retirement Income Security Act; (f) attorneys’ fees or (g) any other claim arising from or relating to the Executive’s employment with the Company and/or his separation from service, provided, however, that the term “Claim” shall not include any claims reserved by the Executive pursuant to Section 5.1 above.

5.3 Consideration for Release. The Company represents, and the Executive acknowledges, that the Separation Payment and the further consideration described in Section 3 exceed any amount the Company may arguably be required to pay under any agreement or arrangement to which the Executive is a party or under which he claims some benefit, or under the standard policies and procedures of the Company, and represents valuable consideration to him for the release of his ADEA and other claims described above.

6. Indemnification. To the extent (x) provided as of the Effective Date in the indemnification provisions of the Company’s bylaws and (y) permitted under the laws of the State of Washington, the Executive shall be entitled to indemnification, and advancement of expenses, in respect of matters that occurred during the time he was an officer or director of the Company.

7. Confidential Information. The Executive during the course of his employment with the Company entered into a Confidential Information and Inventions Agreement (the “Confidentiality Agreement”), a copy of which is Exhibit A hereto. The Executive acknowledges and reaffirms his continuing obligations under the Confidentiality Agreement following the Separation Date.

8. Arbitration.

8.1 Notice and Selection of Arbitrator. The Parties agree that any claim or dispute arising under or relating to this Agreement, the Executive’s employment with the Company, or the termination thereof (a “Covered Claim”) shall be resolved through binding confidential arbitration in Seattle, Washington, before a disinterested arbitrator. Arbitration shall be commenced by service on the other party to the dispute by a written request for arbitration, containing a brief description of the matter at issue and the names and addresses of three arbitrators acceptable to the petitioner. The other party shall, within thirty (30) days following receipt of such notice, either select one of the proposed arbitrators or provide the names and addresses of three other arbitrators acceptable to the proposing party. If the parties are unable to select an impartial arbitrator in the foregoing fashion, an impartial arbitrator shall be chosen by the American Arbitration Association.

8.2 Rules of Proceeding. Arbitration proceedings shall be conducted under the Commercial Arbitration Rules (and not the National Rules for the Resolution of Employment Disputes) of the American Arbitration Association. The arbitrator shall not be bound to any formal rules of evidence.

8.3 Decision Final and Binding. The decision of the arbitrator shall be final and binding on the parties, and may be entered and enforced in any court of competent jurisdiction.

8.4 Expenses. Each Party shall share equally the expenses of the arbitrator and other arbitration expenses. Attorney fees, witness fees and other expenses incurred by a Party in preparing for the arbitration are not “arbitration expenses” and shall be paid by the Party incurring them.

9. Publicity.

9.1 Terms of Agreement. The Parties agree that none of them shall reveal or publicize the existence of this Agreement or its terms, including but not limited to the amount of the Separation Payment, except under compulsion of law or as required under the rules and regulations of the Securities and Exchange Commission (“SEC”). The Executive acknowledges that a copy of this Agreement will be filed as an exhibit to a filing made by the Company with the SEC and that a description of compensation paid or to be paid to him under this Agreement will be included in the Company’s proxy statement. Further, the Parties agree that they shall not discuss with or make any statements to the public at large or to any individual person or persons about this Agreement, or matters relating to its terms. Notwithstanding the provisions of this Section 9.1, each Party may disclose the terms of this Agreement to such Party’s attorneys, accountants and financial and tax advisors to the extent necessary to obtain counsel and advice therefrom. The Executive may also disclose the terms of this Agreement in confidence to the members of his immediate family.

9.2 Announcement Concerning Resignation from Service. The Parties shall discuss and coordinate with respect to any public announcement, or any internal or private announcement, concerning the Executive’s resignation from employment with the Company.

10. Costs. Except for the Company’s agreement to pay for the Executive’s legal and tax consultation fees and charges as stated and limited in Section 3, each Party shall bear its and his own costs and expenses incurred in connection with the negotiation and preparation of this Agreement.

11. Acknowledgment.

11.1 Informed Agreement. The Executive declares that he has read and fully understands the terms of this Agreement, and its significance and consequence. The Executive further declares that this Agreement is the product of good faith negotiations between himself and the Company, and that he voluntarily accepts the same for the purpose of resolving arrangements with respect to his resignation from employment with the Company. The Executive understands and acknowledges that, in exchange for the Separation Payment he is waiving and giving up, to the extent provided in Section 5, claims arising out of his employment with the Company and/or his separation from service.

11.2 Attorney Review. The Executive acknowledges that the Company has advised him to review the terms of this Agreement with an attorney and that he has done so.

11.3 Review and Revocation Periods. The Executive acknowledges that the Company has given him at least 21 days during which to consider this Agreement prior to signing, and understands that he has seven days after signing in which he may revoke this Agreement. This Agreement shall not become effective or enforceable until such seven-day period has expired. The Executive understands that he may revoke this Agreement by delivering a written notice to Art Chong at Safeco Plaza, 1001 Fourth Avenue, Suite 4700, Seattle, WA 98101, no later than the close of business on the seventh day after his execution hereof. The Executive understands and acknowledges that if he revokes this Agreement it shall not be effective or enforceable and he shall not receive the payments described herein.

12. Notices. Any notice, request, or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient or (b) if written acknowledgment of receipt is obtained, five days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier. Any notice, request or other communication shall, if to the Executive, be addressed to him at his principal residence and, if to the Company and except to the extent otherwise provided in Section 11.3, shall be addressed to the Company at its corporate headquarters, to the attention of itsChief Legal Officer.

13. Successors and Assigns.

13.1 Effect on Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns.

13.2 Limitations on Assignment by the Company. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger, consolidation or other combination in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company as set forth in this Agreement, either expressly or by operation of law.

13.3 Limitations on Assignment by the Executive. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law.

14. Miscellaneous.

14.1 Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, term sheets, discussions, negotiations and undertakings, whether written or oral, between them relating to this Agreement. In the event of any inconsistency between any provision of this Agreement and any provision of any plan, employee handbook, personnel manual, program, policy, arrangement or agreement of the Company or any of its affiliates, the provisions of this Agreement shall control.

14.2 Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly refers to this Agreement and that is signed by the Executive and by an authorized (or apparently authorized) officer of the Company. No waiver by any person of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving person and must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

14.3 Headings. The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

14.4 Beneficiaries/References. The Executive shall be entitled, to the extent permitted under applicable law and applicable plans of the Company, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

14.5 No Mitigation; No Offset. The Executive shall be under no obligation to seek other employment or to become self-employed and there shall be no offset against amounts due the Executive, under this Agreement or otherwise, on account of any remuneration attributable to any subsequent employment that he may obtain or any claims the Company may have against him.

14.6 Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Agreement taxes that are required to be withheld pursuant to any applicable law or regulation.

14.7 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

14.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

14.9 Governing Law. The Parties acknowledge that this Agreement shall be interpreted under and enforced by and consistent with the laws of the state of Washington.

Allie Mysliwy	Safeco Corporation

/s/ Allie Mysliwy	By
/s/ Paula Rosput Reynolds
Dated: December 27, 2007		Paula Rosput Reynolds
Chief Executive Officer

	Dated:	December 27, 2007